EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
June 23, 2011	NASDAQ-EVOL

Evolving Systems Stockholders Approve Sale of Numbering Solutions Business to Neustar, Inc.

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq: EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today announced that at its special meeting of stockholders on June 23, 2011, stockholders approved the sale of the Company’s Numbering Solutions business to Neustar, Inc. (NYSE: NSR) for approximately $39.0 million in cash and the assumption of certain liabilities. The transaction is expected to close within the next two weeks.

The results of the proxy tabulation included 7.4 million votes in favor of the sale with less than 17,000 votes against the proposal.  Detailed voting results will be reported by the Company on Form 8K to be filed with the SEC.

Lazard acted as financial advisor and B. Riley & Co. provided a fairness opinion to Evolving Systems for this transaction.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to more than 70 network operators in over 40 countries worldwide. Following the sale of its Numbering Solutions business, the Company’s product portfolio will include market-leading products for Service Activation, Service Verification, Dynamic SIM Allocation, M2M and Mediation.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia.  Further information is available on the web at www.evolving.com.

About Neustar, Inc.

Neustar, Inc. (NYSE: NSR) provides market-leading, innovative solutions and directory services that enable trusted communication across networks, applications, and enterprises around the world.  Visit Neustar online at www.neustar.biz.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s timetable for selling its Numbering Solutions business described in this press release are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s

Form 10-K filed with the SEC on March 8, 2011, as well as subsequently filed Forms 10-Q, 8-K and press releases.

CONTACTS:

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com

Press Relations

Sarah Hurp

Marketing Manager

Evolving Systems

+44 1225 478060

sarah.hurp@evolving.com